Exhibit 10.13
KOMAG INCORPORATED
AMENDMENT TO STOCK OPTION AGREEMENTS
     This Amendment (the “Amendment”) is made this 15 day of February, 2006, by and between Thian H. Tan (“Participant”) and Komag Incorporated (the “Company”).
     WHEREAS, the Company has previously granted Participant one or more options (each an “Option” and collectively, the “Options”) to purchase shares of Company common stock (“Shares”) under the Company’s amended and restated 2002 Qualified Stock Plan (the “Plan”) and such Options have been memorialized in Participant’s Stock Option Agreements, including any Notices of Stock Option Grants relating thereto (collectively, the “Agreements”);
     WHEREAS, the Participant currently serves as the Company’s Chief Executive Officer;
     WHEREAS, Participant has expressed that he would like to retire from his position as Chief Executive Officer of the Company in the near future; and
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Participant while finding his successor and thereafter to help his successor transition into Participant’s current position with the Company.
     NOW, THEREFORE, the parties hereto agree that the Agreements are hereby amended as follows:
     1. Vesting upon Commencement of Employment by Participant’s Successor. Notwithstanding anything to the contrary set forth in the Agreements, on the first business day upon which Participant’s successor as Chief Executive Officer commences employment with the Company (as determined by the Company in its sole discretion) and subject to Participant continuing to serve as the Company’s Chief Executive Officer through such date, each Option then outstanding will immediately vest and become exercisable as to 100% of the Shares subject to each such Option. Thereafter, and notwithstanding anything to the contrary set forth in the Agreements, but subject to the terms of the Plan, Participant will have ninety (90) days to exercise each outstanding Option. To the extent Participant does not exercise an Option within such ninety (90) day period, the Option will terminate and cease to remain outstanding and Participant will have no further right to acquire Shares subject thereto.
     2. Stock Option Agreement. To the extent not expressly amended hereby, the Agreements will remain in full force and effect.
     3. No Guarantee of Continued Service. Participant acknowledges and agrees that the vesting of the Options pursuant to this Amendment or the Agreements is earned only by continuing as Service Provider (as defined in the Plan). Participant further acknowledges and agrees that this Amendment and the Agreements do not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere in any way with Participant’s right or the right of the Company (or the Parent or Subsidiary employing or retaining Participant) to terminate Participant as a Service Provider at any time, with or without cause or with or without notice.
     4. Assignment. This Amendment will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Participant upon Participant’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Amendment for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Participant under this Amendment may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Participant’s rights under this Amendment will be null and void.
     5. Entire Agreement. This Amendment, taken together with the Agreements (to the extent not amended hereby), represent the entire agreement of the parties and will supersede any and all previous contracts, arrangements or understandings between the parties with respect to the Participant’s stock option benefits. This Amendment may be amended at any time only by mutual written agreement of the parties hereto.
     6. Counterparts. This Amendment may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Amendment by exchange of facsimile copies bearing the facsimile signature of a party will constitute a valid and binding execution and delivery of the Amendment by such party. Such facsimile copies will constitute enforceable original documents.
     7. Headings. All captions and section headings used in this Amendment are for convenient reference only and do not form a part of this Amendment.
     8. Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
     IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth above.

KOMAG INCORPORATED
By:

Its:

PARTICIPANT

Thian H. Tan

KOMAG INCORPORATED

AMENDMENT TO RESTRICTED STOCK PURCHASE AGREEMENTS
     This Amendment (the “Amendment”) is made this 15 day of February, 2006, by and between Thian H. Tan (“Participant”) and Komag Incorporated (the “Company”).
     WHEREAS, the Company has previously granted Participant one or more awards of restricted stock (each a “Restricted Stock Award” and collectively, the “Restricted Stock Awards”) under the Company’s amended and restated 2002 Qualified Stock Plan (the “Plan”) through awards of Stock Purchase Rights (as defined under the Plan) and such Restricted Stock Awards have been memorialized in Participant’s Restricted Stock Purchase Agreements, including any Notices of Grant Stock Purchase Rights relating thereto (collectively, the “Agreements”);
     WHEREAS, the Participant currently serves as the Company’s Chief Executive Officer;
     WHEREAS, Participant has expressed that he would like to retire from his position as Chief Executive Officer of the Company in the near future; and
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Participant while finding his successor and thereafter to help his successor transition into Participant’s current position with the Company.
     NOW, THEREFORE, the parties hereto agree that the Agreements are hereby amended as follows:
     1. Vesting upon Commencement of Employment by Participant’s Successor. Notwithstanding anything to the contrary set forth in the Agreements, on the first business day upon which Participant’s successor as Chief Executive Officer commences employment with the Company (as determined by the Company in its sole discretion) and subject to Participant continuing to serve as the Company’s Chief Executive Officer through such date, each Restricted Stock Award will immediately vest as to 40% of the then unvested shares subject to each Restricted Stock Award. Thereafter, the remaining unvested shares subject to each Restricted Stock Award will not vest in accordance with the vesting schedule set forth in any applicable Agreement, but will instead vest in full on the later of (i) three (3) months after the first business day upon which Participant’s successor as Chief Executive Officer commences employment with the Company or (ii) January 2, 2007, subject to Participant continuing to be a Service Provider (as defined in the Plan) through such date.
     2. Restricted Stock Purchase Agreements. To the extent not expressly amended hereby, the Agreements will remain in full force and effect.
     3. No Guarantee of Continued Service. Participant acknowledges and agrees that the vesting of the Restricted Stock Awards pursuant to this Amendment or the Agreements is earned only by continuing as Service Provider (as defined in the Plan). Participant further acknowledges and agrees that this Amendment and the Agreements do not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere in any way with Participant’s right or the right of the Company (or the Parent or Subsidiary employing or retaining Participant) to terminate Participant as a Service Provider at any time, with or without cause or with or without notice.
     4. Assignment. This Amendment will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Participant upon Participant’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Amendment for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Participant under this Amendment may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Participant’s rights under this Amendment will be null and void.
     5. Entire Agreement. This Amendment, taken together with the Agreements (to the extent not amended hereby), represent the entire agreement of the parties and will supersede any and all previous contracts, arrangements or understandings between the parties with respect to the Participant’s restricted stock benefits. This Amendment may be amended at any time only by mutual written agreement of the parties hereto.
     6. Counterparts. This Amendment may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Amendment by exchange of facsimile copies bearing the facsimile signature of a party will constitute a valid and binding execution and delivery of the Amendment by such party. Such facsimile copies will constitute enforceable original documents.
     7. Headings. All captions and section headings used in this Amendment are for convenient reference only and do not form a part of this Amendment.
     8. Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
     IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth above.

KOMAG, INCORPORATED
By:

Its:

PARTICIPANT

Thian H. Tan

KOMAG INCORPORATED

AMENDED AND RESTATED 2002 QUALIFIED STOCK PLAN

NOTICE OF GRANT OF STOCK PURCHASE RIGHT
     Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice of Grant of Stock Purchase Right (“Notice of Grant”).
Thian H. Tan
21925 Arrowhead Ln
Saratoga, CA 95070
     You have been granted the right to purchase Common Stock, subject to the Company’s Repurchase Option and your ongoing status as a Service Provider (as described in the Plan and the attached Restricted Stock Purchase Agreement), as follows:

Date of Grant	February 15, 2006

Price Per Share	$0.01

Total Number of Shares Subject to This Stock Purchase Right	35,000

Expiration Date:	March 17, 2006

Vesting Schedule:	Subject to any vesting acceleration provisions set forth in the Plan and the attached Restricted Stock Purchase Agreement, one-third (1/3rd) of the Shares shall vest on each of the first three (3) anniversaries of the Date of Grant, subject to Purchaser continuing to be a Service Provider through such dates.
YOU MUST EXERCISE THIS STOCK PURCHASE RIGHT BEFORE THE EXPIRATION DATE OR IT WILL TERMINATE AND YOU WILL HAVE NO FURTHER RIGHT TO PURCHASE THE SHARES. By your signature and the signature of the Company’s representative below, you and the Company agree that this Stock Purchase Right is granted under and governed by the terms and conditions of the Amended and Restated 2002 Qualified Stock Plan and the Restricted Stock Purchase Agreement, attached hereto as Exhibit A-1, both of which are made a part of this document. You further agree to execute the attached Restricted Stock Purchase Agreement as a condition to purchasing any Shares under this Stock Purchase Right.

PURCHASER:

Signature

Print Name
KOMAG INCORPORATED

Jan Schwartz, Treasurer

EXHIBIT A-1

KOMAG INCORPORATED

AMENDED AND RESTATED 2002 QUALIFIED STOCK PLAN

RESTRICTED STOCK PURCHASE AGREEMENT
     Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Purchase Agreement.
     WHEREAS Purchaser named in the Notice of Grant (the “Purchaser”) is a Service Provider and Purchaser’s continued participation is considered by the Company to be important for the Company’s continued growth; and
     WHEREAS in order to give Purchaser an opportunity to acquire an equity interest in the Company as an incentive for Purchaser to participate in the affairs of the Company, the Administrator has granted to Purchaser a Stock Purchase Right subject to the terms and conditions of the Plan and the Notice of Grant, which are incorporated herein by reference, and pursuant to this Restricted Stock Purchase Agreement (the “Agreement”).
     NOW THEREFORE, the parties agree as follows:
     1. Sale of Stock. The Company hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase shares of the Common Stock (the “Shares”), at the per Share purchase price and as otherwise described in the Notice of Grant.
     2. Payment of Purchase Price. The purchase price for the Shares may be paid by delivery to the Company at the time of execution of this Agreement of cash, a check, or some combination thereof.
     3. Repurchase Option.
         (a) In the event Purchaser ceases to be a Service Provider for any or no reason (including death or disability) before all of the Shares are released from the Company’s Repurchase Option (see Section 4), the Company shall, upon the date of such termination (as reasonably fixed and determined by the Company) have an irrevocable, exclusive option (the “Repurchase Option”) for a period of sixty (60) days from such date to repurchase up to that number of shares which constitute the Unreleased Shares (as defined in Section 4) at the original purchase price per share (the “Repurchase Price”). The Repurchase Option shall be exercised by the Company by delivering written notice to Purchaser or Purchaser’s executor (with a copy to the Escrow Holder) AND, at the Company’s option, (i) by delivering to Purchaser or Purchaser’s executor a check in the amount of the aggregate Repurchase Price, or (ii) by canceling an amount of Purchaser’s indebtedness to the Company equal to the aggregate Repurchase Price, or (iii) by a combination of (i) and (ii) so that the combined payment and cancellation of indebtedness equals the aggregate Repurchase Price. Upon delivery of such notice and the payment of the aggregate Repurchase Price, the Company shall become the legal and beneficial owner of the Shares being repurchased and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Shares being repurchased by the Company.

         (b) Whenever the Company shall have the right to repurchase Shares hereunder, the Company may designate and assign one or more employees, officers, directors or shareholders of the Company or other persons or organizations to exercise all or a part of the Company’s purchase rights under this Agreement and purchase all or a part of such Shares. If the Fair Market Value of the Shares to be repurchased on the date of such designation or assignment (the “Repurchase FMV”) exceeds the aggregate Repurchase Price of such Shares, then each such designee or assignee shall pay the Company cash equal to the difference between the Repurchase FMV and the aggregate Repurchase Price of such Shares.
     4. Release of Shares From Repurchase Option.
         (a) One-third (1/3rd) of the Shares shall be released from the Company’s Repurchase Option on each of the first three anniversaries of the Date of Grant (as set forth in the Notice of Grant), subject to Purchaser continuing to be a Service Provider through such dates. Notwithstanding the foregoing sentence, on the first business day upon which Purchaser’s successor as Chief Executive Officer commences employment with the Company (as determined by the Company in its sole discretion) and subject to Purchaser continuing to serve as the Company’s Chief Executive Officer through such date, 40% of the then unvested Shares subject to this Award will immediately vest. Thereafter, the remaining unvested Shares subject to this Award will not vest in accordance with the vesting schedule set forth in this paragraph, but will instead vest on the later of (i) three (3) months after the first business day upon which Participant’s successor as Chief Executive Officer commences employment with the Company or (ii) January 2, 2007, subject to Purchaser continuing to be a Service Provider through such date.
         (b) Any of the Shares that have not yet been released from the Repurchase Option are referred to herein as “Unreleased Shares.”
         (c) The Shares that have been released from the Repurchase Option shall be delivered to Purchaser at Purchaser’s request as provided in Section 6.
     5. Restriction on Transfer.
         Except for the escrow described in Section 6 or the transfer of the Shares to the Company or its assignees contemplated by this Agreement, none of the Shares or any beneficial interest therein shall be transferred, encumbered or otherwise disposed of in any way until such Shares are released from the Company’s Repurchase Option in accordance with the provisions of this Agreement. Any distribution or delivery to be made to Purchaser under this Agreement will, if Purchaser is then deceased, be made to Purchaser’s designated beneficiary, or if no beneficiary survives Purchaser, to the administrator or executor of Purchaser’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
     6. Escrow of Shares.
         (a) To ensure the availability for delivery of the Unreleased Shares upon repurchase by the Company pursuant to the Repurchase Option, the Company shall, upon execution of this Agreement, deliver and deposit with an escrow holder designated by the Company (the “Escrow

Holder”) the share certificates representing the Unreleased Shares. The Unreleased Shares shall be held by the Escrow Holder until such time as the Company’s Repurchase Option expires. The Shares and stock assignment attached hereto as Exhibit A-2 will be held by the Escrow Holder until such time as the Company’s Repurchase Option expires or the date Purchaser’s status as a Service Provider terminates.
         (b) The Escrow Holder shall not be liable for any act it may do or omit to do with respect to holding the Unreleased Shares in escrow while acting in good faith and in the exercise of its judgment.
         (c) If the Company or any assignee exercises the Repurchase Option hereunder, the Escrow Holder, upon receipt of written notice of such exercise from the proposed transferee, shall take all steps necessary to accomplish such transfer. Purchaser hereby appoints the Escrow Holder with full power of substitution, as Purchaser’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Purchaser to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such Unreleased Shares to the Company upon such termination.
         (d) When the Repurchase Option has been exercised or expires unexercised or a portion of the Shares has been released from the Repurchase Option, upon request the Escrow Holder shall promptly cause a new certificate to be issued for the released Shares and shall deliver the certificate to the Company or Purchaser, as the case may be.
         (e) Subject to the terms hereof, Purchaser shall have all the rights of a shareholder with respect to the Shares while they are held in escrow, including without limitation, the right to vote the Shares and to receive any cash dividends declared thereon.
         (f) In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination, or other change in the corporate structure of the Company affecting the Common Stock, the Shares will be increased, reduced or otherwise changed, and by virtue of any such change Purchaser will in his capacity as owner of Unreleased Shares that have been awarded to him be entitled to new or additional or different shares of stock, cash or securities (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities will thereupon be considered to be Unreleased Shares and will be subject to all of the conditions and restrictions which were applicable to the Unreleased Shares pursuant to this Agreement. If Purchaser receives rights or warrants with respect to any Unreleased Shares, such rights or warrants may be held or exercised by Purchaser, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be Unreleased Shares and will be subject to all of the conditions and restrictions which were applicable to the Unreleased Shares pursuant to this Agreement. The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.
     7. Legends. The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Shares or otherwise note its records as to the restrictions on transfer set forth in this Agreement.

     8. Withholding of Taxes. The Company will withhold otherwise deliverable Shares upon release from the Company’s Repurchase Option having a Fair Market Value equal to the minimum amount required to be withheld for the payment of income, employment and other taxes which the Company determines must be withheld (the “Withholding Taxes”) with respect to such Shares pursuant to such procedures as the Administrator may specify from time to time. The Company will not retain fractional Shares to satisfy any portion of the Withholding Taxes. Accordingly, Purchaser will pay to the Company an amount in cash sufficient to satisfy the remaining Withholding Taxes due and payable as a result of the Company not retaining fractional Shares. Should the Company be unable to procure such cash amounts from Purchaser, Purchaser agrees and acknowledges that Purchaser is giving the Company permission to withhold from Purchaser’s paycheck(s) an amount equal to the remaining Withholding Taxes due and payable as a result of the Company not retaining fractional Shares.
     9. Tax Consequences. Purchaser has reviewed with Purchaser’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Purchaser understands that Purchaser (and not the Company) shall be responsible for Purchaser’s own tax liability that may arise as a result of the transactions contemplated by this Agreement. Purchaser understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the purchase price for the Shares and the Fair Market Value of the Shares as of the date any restrictions on the Shares lapse. In this context, “restriction” includes the right of the Company to buy back the Shares pursuant to the Repurchase Option. Purchaser understands that Purchaser may elect to be taxed at the time the Shares are purchased rather than when and as the Repurchase Option expires by filing an election under Section 83(b) of the Code with the IRS within 30 days from the date of purchase. The form for making this election is attached as Exhibit A-3 hereto.
         THE PURCHASER ACKNOWLEDGES THAT IT IS THE PURCHASER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PURCHASER’S BEHALF.
     10. General Provisions.
         (a) This Agreement shall be governed by the internal substantive laws, but not the choice of law rules of California. This Agreement, subject to the terms and conditions of the Plan and the Notice of Grant, represents the entire agreement between the parties with respect to the purchase of the Shares by Purchaser. Subject to Section 16(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.
         (b) Any notice, demand or request required or permitted to be given by either the Company or Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

         Any notice to the Escrow Holder shall be sent to the Company’s address with a copy to the other party hereto.
         (c) The rights of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company.
         (d) Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.
         (e) Purchaser agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.
         (f) PURCHASER ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO SECTION 4 HEREOF IS EARNED ONLY BY CONTINUING SERVICE AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED OR PURCHASING SHARES HEREUNDER). PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH PURCHASER’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE PURCHASER’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
By Purchaser’s signature below, Purchaser represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Purchaser has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Purchaser agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement. Purchaser further agrees to notify the Company upon any change in the residence indicated in the Notice of Grant.

PURCHASER:

Signature

Print Name
KOMAG INCORPORATED

Jan Schwartz, Treasurer

EXHIBIT A-2
ASSIGNMENT SEPARATE FROM CERTIFICATE
     FOR VALUE RECEIVED I, _____________________, hereby sell, assign and transfer unto Komag Incorporated ___shares of the Common Stock of Komag Incorporated standing in my name of the books of said corporation represented by Certificate No. ___herewith and do hereby irrevocably constitute and appoint _____________________ to transfer the said stock on the books of the within named corporation with full power of substitution in the premises.
     This Stock Assignment may be used only in accordance with the Restricted Stock Purchase Agreement between Komag Incorporated and the undersigned dated __________________, ______(the “Agreement”).

Dated: _________________, ____
Signature: _______________________________________

INSTRUCTIONS: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise its Repurchase Option as set forth in the Agreement, without requiring additional signatures on the part of Purchaser.

EXHIBIT A-3
ELECTION UNDER SECTION 83(b)
OF THE INTERNAL REVENUE CODE OF 1986
The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer’s gross income for the current taxable year the amount of any compensation taxable to taxpayer in connection with his or her receipt of the property described below:
1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME:	TAXPAYER:	SPOUSE:

ADDRESS:

IDENTIFICATION NO.:	TAXPAYER:	SPOUSE:

TAXABLE YEAR:
2.	The property with respect to which the election is made is described as follows:

____________ shares (the “Shares”) of the Common Stock of Komag Incorporated (the “Company”).

3.	The date on which the property was transferred is: ____________, ______.

4.	The property is subject to the following restrictions:

The Shares may be repurchased by the Company, or its assignee, upon certain events. This right lapses with regard to a portion of the Shares based on the continued performance of services by the taxpayer over time.

5.	The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $____________.

6.	The amount (if any) paid for such property is: $____________.
The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.
The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: _________________, ____
The undersigned spouse of taxpayer joins in this election.
Dated: _________________, ____
_______________________________________
Taxpayer

_______________________________________
Spouse of Taxpayer

1710 Automation Parkway
San Jose, CA 95131-1873
Telephone (408) 576-2000
Facsimile (408) 944-9255
CONSULTING SERVICES AGREEMENT
     The following confirms the agreement (this “Agreement”) between Thian Hoo Tan (“Consultant”, being an individual) and Komag, Incorporated (“Komag“ or the “Company”) with respect to the provision by Consultant of consulting services to Komag, hereby entered into as of February 15, 2006. In consideration of the mutual promises contained herein, the parties hereto agree as follows:
     1. Resignation; Consulting Term.
         a. On the date of employment by Komag of a new Chief Executive Officer of Komag (“New CEO Employment Date”), Mr. Tan agrees to resign his position as the Chief Executive Officer of the Company and as a director of the Company, and agrees that he shall thereafter no longer serve as an officer, employee or director of Komag or any of its subsidiaries. Consultant shall promptly tender his written resignation to the Chairman of the Board of Directors of Komag effective as of the New CEO Employment Date.
         b. The term of this Agreement will begin on the first day after the New CEO Employment Date and will continue until the later of (i) three (3) months after the commencement of the consulting term under this Agreement, or (ii) January 2, 2007, subject to any prior termination of this Agreement as provided under Section 11 hereof (“Consulting Term”).
     2. Independent Contractor Status. It is the express intention of the parties to this Agreement that Consultant perform the Services as an independent contractor to Komag, and Komag shall classify Consultant as such for all purposes. Nothing in this Agreement shall in any way be construed to constitute Consultant as an employee, agent, representative, joint venturer or partner of Komag. Without limiting the generality of the foregoing, Consultant is not authorized to bind Komag to any liability or obligation or to represent that Consultant has any such authority. Both parties understand and agree that Consultant may perform services for others during the term of this Agreement, subject to the provisions of Section 10 hereof.
     3. Warranties. Consultant warrants that he is in the business of providing to other companies services similar to those provided to Komag under this Agreement; Consultant further warrants that he either is providing, or has provided, such services to other companies.

TH Tan Consulting Agreement

     4. Services. Consultant agrees to render consulting services (the “Services”) to Komag for the term of this Agreement. The Services shall include, but are not limited to, those duties set forth in Exhibit A hereto. The parties understand and agree that Consultant will have the sole discretion to determine the method, means, and location of performing the Services, and that Komag has no right to, and will not, control or determine the method, means, or place of the performance of the Services.
     5. Employment of Assistants. Should Consultant, in his sole discretion, deem it necessary to employ assistants to aid him in the performance of the Services, the parties agree that Komag will not direct, supervise or control in any way such assistants to Consultant in their performance of Services. The parties further agree that any such assistants shall be employed solely by Consultant, and that he alone shall be responsible for providing workers’ compensation insurance for his employees, for paying the salaries and wages of his employees, and for ensuring that all required tax withholdings are made.
     Consultant further represents and warrants that he maintains workers’ compensation insurance coverage for his employees, if any, and acknowledges that he alone has responsibility for such coverage.
     6. Obligations of Consultant.
         a. Consultant will supply (or reimburse Komag for) all tools, equipment and materials necessary to accomplish the Services under this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A hereto. Consultant will have access to use of existing Komag equipment, systems and leased lines.
         b. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees and acknowledges the obligation to pay all self-employment and other taxes on such income. Consultant is solely responsible for all taxes, withholdings and other similar statutory obligations; and Consultant agrees to defend, indemnify and hold harmless Komag and its directors, officers and employees harmless from and against any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations attributable to Consultant’s provision of services pursuant to this agreement.
         c. Consultant will indemnify and hold harmless Komag and its directors, officers and employees from, and will defend Komag and its directors, officers and employees against, any and all losses, taxes, liabilities, costs, expenses, damages, claims, demands or suits, and related costs and expenses to persons or property that arise, directly or indirectly, from or in connection with any acts or omissions of Consultant, or from the breach of any term or condition of this Agreement attributable to Consultant or his/her agents.
     7. Reporting to Komag’s Facilities. Consultant is not required to report to work at the offices of Komag during any particular work hours. Rather, Consultant is free to report or not report to Komag’s offices as he sees fit. When Consultant does visit Komag’s offices, he will be required to sign in or wear the standard issued Identification badge.
     8. Compensation.
         a. Consultant shall be paid upon completion of each project(s) which he has been hired to perform or at the discretion of Komag on a retained basis. Consultant shall submit to

TH Tan Consulting Agreement

Komag invoices for all services rendered and, assuming timely and satisfactory completion of the project(s), Komag agrees to adhere to the payment schedule attached hereto in Exhibit A. Except as otherwise explicitly set forth in this Section 8, the foregoing fees are Consultant’s sole compensation for rendering Services to Komag. The parties agree that Komag is not responsible for reimbursing any costs or expenses incurred by Consultant in performing the Services. Authorized travel expenses (pre-authorized by Komag in writing) associated with business travel within the scope of this Agreement will be reimbursed by Komag.
         b. If, on or immediately prior to the New CEO Employment Date, Consultant executes and does not revoke a Release Agreement in substantially the form attached hereto as Exhibit B, then, within ten (10) business days after the expiration of any such revocation period, Komag will pay Consultant a year-to-date pro-rated bonus under Komag’s Target Incentive Plan calculated based on Komag achieving 100% of Komag’s 2006 Operating Income Target, provided that the year-to-date operating income through the most recently concluded quarter prior thereto meets or exceeds 100% of the Operating Income Target as defined in Komag’s Target Incentive Plan, on a pro-rated basis through such period. The Compensation Committee of the Komag Board of Directors will determine any applicable personal bonus modifier for Consultant, which will determine the ultimate bonus amount. If Consultant’s resignation as an officer and director of Komag occurs following the end of a fiscal quarter of Komag but prior to the Komag Audit Committee’s review of the financial results for that quarter, then any such bonus hereunder shall only be paid following the Komag Audit Committee’s review of the financial results for that quarter, subject to the terms and conditions set forth herein.
         c. Upon the conclusion of Komag’s 2006 fiscal year, Komag will pay Consultant an additional bonus payment under Komag’s Target Incentive Plan, on or before February 28, 2007, provided that (i) Consultant has performed the Services hereunder to the reasonable satisfaction of the Board of Directors of the Company, (ii) Consultant executes and does not revoke an additional Release Agreement in substantially the form attached hereto as Exhibit B on or immediately prior to such bonus payment date, and (iii) Komag’s performance qualifies for the payment of bonuses under the terms of such plan. The bonus amount will equal the bonus that Consultant would have been eligible to earn under Komag’s Target Incentive Plan had Consultant remained employed as the Chief Executive Officer of Komag through December 31, 2006. The Compensation Committee of the Komag Board of Directors will determine any applicable personal bonus modifier for Consultant, which will determine the ultimate bonus amount.
     9. Confidential Information. Consultant understands that Komag possesses Proprietary Information as defined below which is important to its business and that this Agreement creates a relationship of confidence and trust between Consultant and Komag with regard to Proprietary Information.
         a. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of Komag, or is developed, created or discovered by Consultant while performing Services, or which became or will become known by, or was or is conveyed to Komag which has commercial value in Komag’s business. “Proprietary Information” includes, but is not limited to, trade secrets, computer programs, ideas, techniques, inventions (whether patentable or not), business and product development plans, customers and other information concerning Komag’s actual or anticipated business, research or development, personnel information, Inventions (as defined in subsection e below), or which is received in confidence by or for Komag from any other person.
         b. At all times, both during the term of this Agreement and after its

TH Tan Consulting Agreement

termination, Consultant will keep in confidence and trust, and will not use or disclose, any Proprietary Information without the prior written consent of an officer of Komag, except as may be necessary in the ordinary course of performing the Services under this Agreement.
         c. Consultant understands that Komag possesses or will possess “Company Documents” which are important to its business. For purposes of this Agreement, “Company Documents” are documents or other media that contain or embody Proprietary Information or any other information concerning the business, operations or plans of Komag, whether such documents have been prepared by Consultant or by others. Company Documents include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, personnel files, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents. All Company Documents are and shall remain the sole property of Komag. Consultant agrees not to remove any Company Documents from the business premises of Komag or deliver any Company Documents to any person or entity outside Komag, except as required to do in connection with performance of the Services under this Agreement. Consultant further agrees that, immediately upon Komag’s request and in any event upon completion of the Services, Consultant shall deliver to Komag all of Komag’s property, including but not limited to all Company Documents, apparatus, equipment and other physical property or any reproduction of such property (including all electronically stored information and passwords to access such property), excepting only Consultant’s copy of this Agreement.
         d. During the term of this Agreement and for one (1) year thereafter (the “Restricted Period”), Consultant will not, directly or indirectly, encourage or solicit any employee or contractor of Komag or its affiliates to leave Komag or its affiliates for any reason. During the Restricted Period, Consultant will not, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant’s engagement by Komag was a partner, supplier, customer or client of Komag or its affiliates.
         e. Consultant will promptly disclose in writing to Komag all “Inventions” (which term includes improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, mask works, circuits, layouts, algorithms, computer programs, ideas, processes, techniques, know-how and data, whether or not patentable) made or conceived or reduced to practice or developed by Consultant, either alone or jointly with others, during the term of this Agreement in connection with the Services or which relate to any Proprietary Information.
         f. All Proprietary Information and all title, patents, patent rights, copyrights, mask work rights, trade secret rights, and other intellectual property and rights anywhere in the world (collectively “Rights”) in connection therewith shall be the sole property of Komag. Consultant hereby assigns to Komag any Rights Consultant may have or acquire in such Proprietary Information. Any works which are copyrightable subject matter are agreed by the parties to be works made for hire.
         g. Consultant agrees that all Inventions which Consultant makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the term of this Agreement in connection with the Services or which relate to any Proprietary Information shall be the sole property of Komag. Consultant agrees to assign (or cause to be assigned) and hereby assigns fully to Komag all Inventions and Rights to any such Inventions.
         h. Consultant agrees to perform, during and after the term of this Agreement, all acts deemed necessary or desirable by Komag to permit and assist it, at Consultant’s

TH Tan Consulting Agreement

reasonable rate, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or Consultant’s assignment with respect to such Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Consultant hereby irrevocably designates and appoints Komag and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact to act for and in behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant.
         i. Consultant represents that performance of all the terms of this Agreement will not breach any agreement to keep in confidence Proprietary Information acquired by Consultant in confidence or in trust prior to the execution of this Agreement. Consultant has not entered into, and Consultant agrees not to enter into, any agreement either written or oral that conflicts or might conflict with Consultant’s performances of the Services under this Agreement.
         j. If any Rights or Inventions assigned hereunder are based on, or incorporate, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating technology or Rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Komag a perpetual, worldwide royalty-free, non-exclusive sublicensable right and license to exploit and exercise all such technology and Rights in support of Komag’s exercise or exploitation of any assigned Rights or Inventions (including any modifications, improvements and derivatives thereof).
     10. Non-Compete. Consultant agrees to take all reasonable precautions to prevent any unauthorized disclosure of Komag’s Proprietary Information, including but not limited to, by, during the term of this Agreement, refraining from accepting and commencing work for an employer or other entity which would interfere with his obligations to Komag, which would create a conflict of interest, and/or which involves providing services directly or indirectly for a disk maker or the disk making division of a company. Without Komag’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with Komag, except as otherwise required by law or if this Agreement is publicly disclosed by Komag.
     11. Survival. Upon termination of this Agreement, all rights and duties of Komag and Consultant toward each other shall cease, except Section 2 (Independent Contractor Status), Section 6 (Obligations of Consultant), Section 9 (Confidential Information), Section 10 (Non-Compete), Section 13 (Enforceability of Agreement), and Section 15 (Arbitration).
     12. Enforceability of Agreement. Consultant agrees that any dispute in the meaning, effect, or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. Consultant further agrees that if one or more provisions of this Agreement are held to be unenforceable under applicable California law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     13. Assignment. This Agreement shall not be assignable by either Consultant or Komag without the express written consent of the other party.
     14. Arbitration. Any controversy between the parties hereto involving the construction or application of any terms, covenants, or conditions of this Agreement or any claim arising out of or relating to this Agreement will be submitted to and be settled by final and binding arbitration in

TH Tan Consulting Agreement

San Jose, California, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
     15. Entire Understanding. This Agreement contains the entire understanding of the parties regarding its subject matter and can only be modified by a subsequent written agreement executed by Consultant and the President of Komag.
     16. Notices. All notices required or given herewith shall be addressed to Komag or Consultant at the designated addresses shown below by registered mail, special delivery, or by certified courier service:
a.	To Komag:

Komag, Incorporated ATTN: Human Resources 1710 Automation Parkway San Jose, CA 95131

b.	To Consultant:

Thian Hoo Tan 21925 Arrowhead Lane Saratoga, CA 95070
     17. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements, in addition to any other relief to which the party may be entitled.
     18. Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent possible.
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TH Tan Consulting Agreement

     IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first set forth above.

CONSULTANT
Dated: _______________, 2006.	By:
	Name:	Thian Hoo Tan

KOMAG, INCORPORATED
Dated: _______________, 2006.	By:

Name:
Title:

EXHIBIT A
DUTIES OF INDEPENDENT CONTRACTOR
AND PAYMENT SCHEDULE FOR COMPLETION OF SAME
Please print clearly:

Consultant Name:	Tan	Thian	Hoo

	(Last)	(First)	(MI)

Address:	21925 Arrowhead Lane Saratoga, CA 95070

Mgr/Supv:		Dept. Name/Number:

Date:

SS#:

G&A Executive Mgmt. / 19506

Anticipated
Completion
Scope of Work	Dates

Consultant will provide consulting and advisory services relating to matters and to projects or work in process that had been within the Consultant’s areas of responsibility while he served as Chief Executive Officer of the Company, including such appropriate tasks as the Company’s Board of Directors (“the Board”) may request as necessary and appropriate to assist the individual who becomes the Company’s Chief Executive Officer (“CEO) transition into that position. The services which the Consultant will provide hereunder may include, without limitation, introducing the CEO to the Company’s major clients and business people with whom the Consultant had business relationships relating to the Company’s business while Consultant served as CEO.
later of 3 months from effective date or January 2, 2007

Retainer:	$10,000.00 per full calendar month for	Anticipated Contract Length:	Up to 3 months
four (4) days of services per month*.
Additional days to be billed at $2,500.00 per day.**
*A month would be completed on the same day of any subsequent month on which the Consultant commences providing services as a consultant.
**A day of service would require at least 8 hours of services to the Company during such day.

Expense Reimbursement:	The Consultant shall be reimbursed for the usual and customary expenses associated with conducting company related business.

Billing Terms:	Net 15

Approvals:

Manager/Supervisor BOD, non-executive Chairman	Date

Human Resources	Date

Date

CEO	Date

EXHIBIT B

Exhibit B

RELEASE AGREEMENT
     This Release Agreement (“Agreement”) is made by and between Thian Hoo Tan (“Tan”) and Komag, Incorporated, a Delaware corporation (“Komag” or the “Company”) (jointly referred to as the “Parties”) as of [___]. Any term used but not defined herein shall have the meaning ascribed to such term in the Consulting Services Agreement dated as of February [ ], 2006, as amended, between the parties (the “Consulting Agreement”).
     1. Confidential Information. Tan shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of that certain Confidentiality Agreement dated ___between Tan and the Company.
     2. Payment of Salary and Benefits. Tan acknowledges and represents that, except as explicitly set forth in Section 8 of the Consulting Agreement, the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Tan. Tan ceased accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the New CEO Employment Date.
     3. Release of Claims. Tan agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Tan by the Company and its officers, managers, supervisors, agents and employees. Tan, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (the “Releasees”), from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Tan may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:
         (i) any and all claims relating to or arising from Tan’s employment relationship with the Company and the termination of that relationship;
         (ii) any and all claims relating to, or arising from, Tan’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
         (iii) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment, constructive discharge from employment, termination in violation of public policy, discrimination, harassment, retaliation, fraud, fraudulent inducement, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, workers’ compensation and disability benefits;
         (iv) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair

Labor Standards Act, the Family and Medical Leave Act, the California Family Rights Act, the Employee Retirement Income Security Act of 1974, the Older Workers Benefit Protection Act, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and the California Labor Code;
         (v) any and all claims for violation of the federal, or any state, constitution;
         (vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
         (vii) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Tan as a result of this Agreement; and
         (viii) any and all claims for attorneys’ fees and costs.
     The Company and Tan agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.
     4. Acknowledgement of Waiver of Claims Under ADEA. Tan acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Tan and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Tan acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Tan was already entitled. Tan further acknowledges that he has been advised by this writing that:
         (i) he should consult with an attorney prior to executing this Agreement;
         (ii) he has up to twenty-one (21) days within which to consider this Agreement;
         (iii) he has seven (7) days following his execution of this Agreement to revoke the Agreement;
         (iv) this Agreement shall not be effective until the revocation period has expired; and
         (v) nothing in this Agreement prevents or precludes Tan from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
     5. Civil Code Section 1542. Tan represents that he is not aware of any claim by him other than the claims that are released by this Agreement. Tan acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE

TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
Tan, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.
     6. No Pending or Future Lawsuits. Tan represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Tan also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
     7. Confidentiality. The Parties acknowledge that Tan’s agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. Tan hereto agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Severance Information”). Tan agrees to take every reasonable precaution to prevent disclosure of any Severance Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Severance Information. Tan agrees to take every precaution to disclose Severance Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Severance Information.
     8. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Tan concerning the subject matter of this Agreement and Tan’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Tan’s relationship with the Company, with the exception of the Consulting Agreement, the Confidentiality Agreement and the outstanding stock option and restricted stock award agreements granted by the Company to Tan.
     9. No Waiver. The failure of the Company to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.
     10. No Oral Modification. This Agreement may only be amended in a writing signed by Tan and an authorized representative of the Company.
     11. Governing Law. This Agreement shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. Tan hereby consents to personal and exclusive jurisdiction and venue in the State of California.
     12. Effective Date. This Agreement is effective after it has been signed by both parties and after eight (8) days have passed since Executive has signed the Agreement, provided Executive does not revoke his consent in writing.
     13. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     14. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
         (i) They have read this Agreement;
         (ii) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
         (iii) They understand the terms and consequences of this Agreement and of the releases it contains; and
         They are fully aware of the legal and binding effect of this Agreement.
(Remainder of page intentionally left blank.)

     IN WITNESS WHEREOF, the Parties have executed this Release Agreement on the respective dates set forth below.

THIAN HOO TAN
Dated:	By:
	Name:	Thian Hoo Tan

KOMAG, INCORPORATED
Dated:	By:
Name:
Title: